Exhibit 99.1

Ampio Pharmaceuticals Announces Pricing of Public Offering of 4,615,400 Shares of Common Stock

GREENWOOD VILLAGE, Colo., July 12, 2012 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (Nasdaq: AMPE), a biopharmaceutical company conducting clinical trials on its three lead drugs (Ampion™, Optina™ & Zertane™), licensing distribution of these drugs and developing additional new drugs, today announced the pricing of its previously announced underwritten public offering of 4,615,400 shares of its common stock, offered at a price to the public of $3.25 per share. The gross proceeds to Ampio from this offering are expected to be $15.0 million, before deducting the underwriting discount and other estimated offering expenses payable by Ampio. Ampio and certain of its stockholders have granted the underwriters a 45-day option to purchase at the public offering price up to an aggregate of 692,310 additional shares of common stock to cover overallotments, if any. The offering is expected to close on or about July 18, 2012, subject to customary closing conditions.

Aegis Capital Corp. and Fordham Financial Management, Inc. are acting as joint book-running managers for the offering.

The offering is being made pursuant to a shelf registration statement that Ampio filed with the Securities and Exchange Commission (“SEC”) and is effective. A preliminary prospectus supplement and accompanying base prospectus relating to the offering were filed with the SEC and a final prospectus supplement and accompanying base prospectus will be filed with the SEC. When available, copies of the final prospectus supplement and accompanying base prospectus relating to the offering may be obtained by contacting Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY, 10019, telephone: 212-813-1010 or email: prospectus@aegiscap.com or Fordham Financial Management, Inc., 17 Battery Place, South, Suite 643, New York, New York 10004. Electronic copies of the final prospectus supplement and accompanying base prospectus will also be available on the website of the SEC at http://www.sec.gov.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Ampio Pharmaceuticals, Inc.

Ampio Pharmaceuticals, Inc. develops innovative proprietary drugs for inflammation, eye disease, kidney disease, CNS disease, metabolic disease and male sexual dysfunction. The product pipeline includes new uses for previously approved drugs and new molecular entities (“NMEs”). By concentrating on development of new uses for previously approved drugs, approval timelines, costs and risk of clinical failure are reduced because these drugs have strong potential to be safe and effective while their shorter development times can significantly increase near term value. A key strategy includes actively exploring partnership, licensing and other collaboration opportunities to maximize Ampio’s product development programs. For more information about Ampio, please visit our website, www.ampiopharma.com.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to a number of risks and uncertainties, including statements regarding our expectations with respect to the completion, timing and size of our proposed public offering and the application of the net proceeds from the offering. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed offering, as well as risks and uncertainties inherent in our business, including risks associated with clinical trials, expected results, regulatory approvals, successful commercialization and marketing of Zertane™ and the combination drug in Korea, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other risks detailed in the “Risk Factors” section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Contact: Rick Giles, Investor Relations, Ampio Pharmaceuticals, Inc. 720-437-6500

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